UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 7, 2008
ABM Industries Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-8929	94-1369354

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Pacific Avenue, Suite 222, San Francisco, California		94111

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (415) 733-4000
Not Applicable

(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(a) On February 7, 2008, Martinn H. Mandles sent a letter to all members of the Board of Directors of ABM Industries Incorporated (the “Company”), in which Mr. Mandles resigned as a director of the Company effective immediately. A copy of Mr. Mandles’ letter is filed as an exhibit to this Current Report on Form 8-K. Mr. Mandles was not a member of any committee of the Board at the time of his resignation.
On January 7, 2008, the Governance Committee of the Company’s Board of Directors unanimously determined not to recommend the nomination of Mr. Mandles to stand for re-election as a director at the Company’s 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”). The Governance Committee consists of three directors, each of whom is independent within the meaning of New York Stock Exchange listing standards. Mr. Mandles’ three-year term as a director was to expire at the 2008 Annual Meeting. In making its determination with respect to a recommended slate of nominees, the Governance Committee considered the qualifications of the directors whose terms in office were expiring at the 2008 Annual Meeting, the needs of the Board, and the Board and Committee year-end evaluation process. The Governance Committee concluded that it would recommend to the Board what it believed to be the best slate of director nominees.
At a meeting of the Board of Directors held on January 8, 2008, the Governance Committee recommended to the full Board that two other incumbent directors whose terms in office were to expire at the 2008 Annual Meeting, Maryellen C. Herringer (who serves as Chairman of the Board) and Anthony G. Fernandes, be nominated to stand for re-election as directors, and that Mr. Mandles not be nominated to stand for re-election as a director.
The Governance Committee informed the full Board of the reasons for its recommendation. Following discussion, which included arguments made by Mr. Mandles and two other directors, Theodore T. Rosenberg and William W. Steele, in favor of Mr. Mandles’ nomination, the Board of Directors, by a vote of 7 to 3, accepted the Governance Committee’s recommendation. The three dissenting votes at the Board meeting were cast by Mr. Mandles, Mr. Rosenberg and Mr. Steele, each of whom is a former officer of the Company.
In his February 7, 2008 letter to the directors, Mr. Mandles stated that the letter “incorporates only [his] opinions and recollections that might or might not be correct.” He stated his disagreement with the Board’s decision not to nominate him and with “several other [Board decisions] past and present.”

The letter set forth Mr. Mandles’ belief as to why he was not nominated, including, among other things, his unwillingness to habitually support the Company’s Chief Executive Officer and agree with other directors; his belief that the other directors are more interested in entrenchment, unanimity and collegiality than in overseeing, monitoring and advising management; his objections to certain acquisitions made by the Company and to the relocation of the Company’s corporate headquarters from California to New York; his opposition to any further increases in Board compensation unless justified by earnings and stock price performance; his opposition to any extension or replacement of the Company’s shareholder rights plan without shareholder approval; and his opposition to certain matters voted on at a recent meeting of the Board of Directors.
Mr. Mandles concluded his letter by stating that he was resigning as a director because he has “no desire to be where I’m not wanted and welcomed by all of my colleagues, despite our differences.” The Company understands this to mean that Mr. Mandles resigned from the Board because he was not nominated by the Board to stand for election as a director at the 2008 Annual Meeting. The Company also believes that this is the reason for Mr. Mandles’ resignation.
The Company disagrees with the statements made in Mr. Mandles’ letter as to the reasons he was not nominated.
The summary of certain portions of Mr. Mandles’ letter set forth above is qualified in its entirety by reference to the full letter, which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01.	Financial Statement and Exhibits
     (d) Exhibits
17.1	Letter dated February 7, 2008, from Martinn H. Mandles.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED
Dated: February 13, 2008	By:	/s/ Linda S. Auwers
Linda S. Auwers
Senior Vice President and General Counsel